Exhibit 99.2

FOR IMMEDIATE RELEASE                                March 1, 2013

NW Natural’s Directors Approve Senior Management Promotions

Portland, Ore. – The Board of Directors of Northwest Natural Gas Company (NYSE: NWN), dba
NW Natural, announced it has approved several senior management promotions effective yesterday.

David H. Anderson has been promoted to executive vice president of Operations and Regulation. Anderson has served as NW Natural’s senior vice president and chief financial officer since 2004. Prior to joining the company, Anderson served as senior vice president and chief financial officer for TXU Gas and controller for TXU Corporation.

“David will now be responsible for the bulk of day-to-day operations of the company and will continue to report directly to me,” said Gregg Kantor, NW Natural president and CEO. “David has shown over the last nine years that he has the experience and skills to add great value to the company's core operations."

The board made two other senior management appointments. Stephen P. Feltz was promoted to senior vice president and chief financial officer; and C. Alex Miller was promoted to treasurer. Miller will also retain his responsibilities as vice president of regulation.

Feltz has been with the company since 1982 in accounting and finance senior management positions, serving as treasurer and controller since 1999. Miller served as vice president of business development at PacifiCorp and president of Edison Source, a subsidiary of Edison International, prior to joining
NW Natural as director of rates and regulatory affairs in 2002.

In addition, Brody J. Wilson was promoted to acting controller. Wilson was senior manager in the assurance practice of PricewaterhouseCoopers LLP prior to joining NW Natural as accounting director in 2012.

“We are pleased to fill these critical positions from within the organization.” said Kantor. “For 154 years NW Natural has successfully navigated challenges and seized opportunities – and it’s done so by being proficient at growing and nurturing a strong leadership team. These changes are intended to continue that legacy.”
About NW NaturalNW Natural (NYSE: NWN) is headquartered in Portland, Ore., and provides natural gas service to about 686,000 customers through 14,000 miles of mains and service lines in Oregon and southwestern Washington. It is the largest independent natural gas utility in the Pacific Northwest and has approximately $2.8 billion in total assets. NW Natural and its subsidiaries currently own and operate underground gas storage facilities with capacity of approximately 31 Bcf in Oregon and California. Additional information is available at www.nwnatural.com.

Media Contact:
Kim Heiting
503-220-2366; kah@nwnatural.com